UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 31, 2007

China Water and Drinks Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-131131	20-2304161
(Commission File Number)	(IRS Employer Identification No.)

18th Floor, Development Centre Building, RenMinNan Road
Shenzhen City, PRC 518001

(Address of Principal Executive Offices and Zip Code)

+86-755-25526332

(Registrant’s Telephone Number Including Area Code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

 On August 31, 2007, the Registrant entered into a Stock Purchase Agreement (the “Agreement”) with Cai Yingren and Wu Wen (collectively, the “Sellers”), each being shareholders of Hutton Holdings Corporation, a Nevada corporation (“Hutton”) pursuant to which the Registrant agreed to purchase an aggregate of 11,000,000 shares of common stock, $0.001 par value of Hutton (the “Common Shares”) and 5,000,000 shares of preferred stock of Hutton (the “Preferred Shares”, and together with the Common Shares, the “Shares”). Each Preferred Share is convertible into five shares of common stock of Hutton and shall be automatically converted on the second trading day following the effectiveness of an amendment to Hutton’s Articles of Incorporation increasing the number of authorized shares of common stock of Hutton from 50,000,000 to 150,000,000. In consideration of the sale of the Shares, the Registrant will pay the Sellers total consideration equal to the $9,000,000 in cash and 2,133,333 shares of common stock of the Registrant. The transactions contemplated by the Agreement were consummated as of August 31 , 2007.

A copy of the Agreement is attached hereto as Exhibit 10.1. The description of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

Item 3.02.	Unregistered Sales of Equity Securities

The information pertaining to the Registrant’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Registrant’s common stock issuable to the Sellers under the Agreement will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

10.1	Stock Purchase Agreement dated as of August 31, 2007 by and among China Water and Drinks, Inc., Cai Yingren and Wu Wen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA WATER AND DRINKS INC.

By:	/s/ Xing Hua Chen
Name: Xing Hua Chen
Title: Chief Executive Officer

Dated: September 4, 2007